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                                                                EXHIBIT 11

                             RMH TELESERVICES, INC.
         COMPUTATION OF PRO FORMA AND SUPPLEMENTAL NET INCOME PER SHARE


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                                                                Year Ended         Nine Months Ended
                                                               Sept. 30, 1995         June 30, 1996
                                                               --------------      -----------------
Pro Forma Earnings Per Share
- ----------------------------

Historical income before income taxes                           $ 1,761,814            $ 2,055,210
Preferred stock dividends                                             --                    86,765
Pro forma income taxes                                              713,535                832,360
                                                                -----------            -----------
Pro forma net income applicable to
  Common shareholders                                           $ 1,048,279            $ 1,136,085
                                                                ===========            ===========

Class A Common stock outstanding              1,720,427
Class B Common stock outstanding              1,279,573
Redeemable Class A Common stock
  outstanding                                 1,500,000
Warrants                                        142,105
                                              ---------
                                                                  4,642,105              4,642,105
                                                                ===========            ===========

Pro forma net income per share Common
  share                                                         $       .23            $       .24
                                                                ===========            ===========

Supplemental Earnings Per Share
- -------------------------------

Pro forma net income applicable to
  Common shareholders                                           $ 1,048,279            $ 1,136,085
Eliminate Preferred stock dividends                                   --                    86,765
Eliminate interest expense                                          261,546                374,444
Tax effect of elimination of interest                              (105,926)              (151,650)
                                                                -----------            -----------
Adjusted pro forma net income applicable
  to Common shareholders                                        $ 1,203,899            $ 1,445,644
                                                                ===========            ===========

Shares used from pro forma income per
  share                                       4,642,105
Exchange of Founders' note                      320,000
Exchange of Series A Preferred                   80,000
Repayment of term loan                        1,120,000
Redemption of Series B Preferred                520,000
                                              ---------
                                                                  6,682,105              6,682,105
                                                                ===========            ===========
Supplemental pro forma net income per
  Common share                                                  $       .18            $       .22
                                                                ===========            ===========
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